EXHIBIT 10.1

July 18th 2012

John McGee
[Address]
Dear John,
I am pleased to offer you the position of EVP Worldwide Field Operations with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi, CEO and President.
The compensation portion of your package consists of:

•	A base salary of $400,000

•	An annual target bonus of 90% of your base salary, contingent on meeting company and business unit related objectives

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You will also be recommended to receive 50,000 Restricted Stock Units (RSUs) and 175,000 non-qualified stock options. For additional details, please read and sign the Informatica Equity Grant Addendum below.

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase Plans.
At the time of your relocation to California, Informatica will construct an appropriate relocation package to support your family's move, including support with the sale process of your current home through a managed program, any temporary housing needed, assistance with shipping of household goods and destination management services. Informatica will provide you with up to $100,000 of reimbursement (against receipts) of transactional costs from the sale of your Connecticut home and/or closing costs from the purchase of your California home. The above will be subject to compliance with applicable laws.
As a senior officer of the Company, you will also be entitled to participate in the Company's executive severance plan. A copy of the Executive Severance Agreement is enclosed for your review and signature.
After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. In addition, please complete the enclosed required new hire forms and return this letter, the agreement, and the new hire forms to our office as indicated below. This offer and the agreement enclosed herewith are valid through July 20th, 2012 after which time this offer shall lapse.
California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.
This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work. By agreeing to this offer you also confirm that there are no restrictions or limitations on your ability and right to work for Informatica Corporation or to work in the data integration and management technology space by virtue of any agreements with or obligations to your current employer or previous employers. Furthermore, this offer and your employment with Informatica are contingent upon a background check.
Please contact either myself or our Benefits Department on your first day of employment to schedule a Benefits Orientation.(866) 463-2474.
A start date has been set for 23 July 2012 but please advise me of your confirmed date once you have agreed it with Sohaib.

Please fax a copy of the signed offer letter to me at (650) 745 1000 (confidential fax)
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Please also fax the following documents or bring them on your first day:

◦	Employee Proprietary Information & Inventions Agreement

◦	Background Check Release Authorization

◦	New Employee Information

◦	Voluntary Self-Identification

◦	Form W-4

◦	Complete Section 1 of Form I-9 (Employment Eligibility Verification)

◦	Present identification for Form I-9 upon hire date

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you. Sincerely, /s/ Jo Stoner
Jo Stoner ________________________ SVP, Global Human Resources /s/ John McGee ________________________ Date

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